EXHIBIT 10.24

                                LICENSE AGREEMENT

This LICENSE AGREEMENT, made as of the 9th day of August 2005, by and between OVATION PRODUCTS CORPORATION, a Delaware corporation having its principal place of business at 395 East Dunstable Road, Nashua, New Hampshire 03062 (hereinafter referred to as "Licensor"), GREENSHIFT INDUSTRIAL DESIGN CORPORATION, a Delaware corporation having its principal place of business at 111 Howard Blvd, Suite 108, Mount Arlington, New Jersey 07856 (hereinafter referred to as "GreenShift" or "Licensee").

                                   BACKGROUND

WHEREAS, Licensor has invented new patented and patent-pending implementations of a vapor compression water distillate process and a new Clean Water Appliance (collectively, the "Invention"), with possible applications in activities relating to the GreenShift Applications, as such term is hereinafter defined; and,

WHEREAS, GreenShift wishes to develop and market the Invention for activities relating to the GreenShift Applications.

NOW, THEREFORE, intending to be legally bound, and in consideration of the mutual covenants contained herein, the parties hereby agree as follows:

1. Definitions

            (a) "Patent Rights" shall mean the: (i) United States Patents and United States Patent Applications described and included in Exhibit A, attached hereto, and any United States Patents that issues therefrom; (ii) any United States Letters Patent now owned or controlled by Licensor or Inventor under which Licensor or Inventor has the right to grant licenses that are related to the technology described in the Letters Patent or that incorporate or improve upon such United States Letters Patent; and (iii) any division, reissues, continuations-in-part, and extensions of the foregoing now owned, or which may be owned, by Licensor or Inventor or under which they now have, or may in the future have, the right to grant licenses and shall include Foreign Patent Rights. "Foreign Patent Rights" shall mean all letters patent claiming priority from or based upon the Patent Rights and recognized in jurisdictions where the Patent Rights are not, without further action, recognized, and which provide the protection and benefits to the holder thereof substantially the same as the holder of the Patent Rights enjoys in the United States.

            (b) "GreenShift Applications" shall mean any and all applications relating to GreenShift Wastes and By-Products and GreenShift Advanced Applications (as such terms are defined below) and shall exclude all other applications, including but not limited to, CERTAIN PRE-EXISTING APPLICATIONS FOR WHICH LICENSES HAVE ALREADY BEEN GRANTED OR WHICH LICENSOR HAS TARGETED, AS SET FORTH ON EXHIBIT B, ATTACHED HERETO:

            (c) "GreenShift Wastes and By-products" shall be limited to the following:

                  (i) Hazardous Wastes. Wastes that are hazardous or otherwise harmful to human and animal health and the environment, including medical or other biologically active wastes;

                  (ii) Brownfield Wastes. Wastes that derive from environmentally impaired real property, including fixtures on or any appurtenances to such property;

                  (iii) Municipal Solid Wastes. Wastes that derive from the
                        centralized processing, storage, disposal and/or incineration of by-products, garbage, trash or other discarded materials;

                  (iv) Human Waste. Wastes that derive from the centralized processing of sewage at municipal or other sewage treatment plants;

                  (v) Agricultural Waste. Wastes that derive from farming activities, including the production of crops and raising livestock, and including septic wastes and other wastewaters deriving from livestock and meat processing;

                  (vi) Food Service Waste. Wastes that derive from the preparation of food and other related activity at establishments that prepare and/or serve food;

                  (vii) Mining Wastes. Wastes that are or derive from mining activity, mining tailings and/or acid mine drainage;

                  (viii) Commercial Real Estate Development. Products for the processing and purification of dirty water for residents of multi-family buildings, hotels, and/or commercial office buildings having a minimum of fifty (50) separate apartments, dwellings, rooms or other units and are located in Boston, Providence, New York City, Philadelphia, Washington D.C., Miami, New Orleans, Houston, San Francisco, Seattle, Las Vegas, Denver and/or Chicago;

                  (ix) Golf Courses. Products for the processing and purification of dirty water for reuse for and at golf courses; and

                  (x) Refining. Products and applications involving the distillation and/or refining of inorganic and/or organic liquids and gases with the purpose of preferentially separating and/or removing targeted constituents.

            (d) "GreenShift Advanced Applications" shall be limited to the following:

                        (i) Survival Gear. Portable products for the processing of dirty water into water that is safe for consumption and/or other use;

                        (ii) Fuel Cells. Products for the removal of impurities from or other preparation of water or other liquids for use in fuel cells and/or other portable energy generation devices;

                        (iii) Ocean Exploration. Products for the processing
                              waste or other materials into water that is safe for consumption or other use for all applications relating to subsurface ocean transportation and exploration; and,

                        (iv) Space Exploration. Products for the processing waste or other materials into water that is safe for consumption or other use for all applications relating to space or space exploration.

            (e) "Market Segment" shall mean each individual application listed above in Sections 1(c) and 1(d) above, i.e., "Hazardous Waste" in Section 1(c)(i) is one specific Market Segment and so on.

2. License

            (a) Non-Exclusive Grant. Under the terms and conditions hereof, Licensor hereby grants to the Licensee a NON-EXCLUSIVE (except as otherwise limited herein) license to the Invention, the Patent Rights (including any Foreign Patent Rights), now held or hereafter acquired, to develop, invent, make or have made, use, promote, distribute, sell and sub-license the Invention, and to use and sub-license the Invention, the Patent Rights and the technology and inventions inherent therein for GreenShift Applications involving the GreenShift Wastes and By-Products set forth above within the Territory defined below; provided, however, that GreenShift may only sublicense the Invention and Patent Rights and the technology and inventions inherent therein to GreenShift portfolio companies and affiliates and only for so long as they remain portfolio companies and affiliates Hereinafter the foregoing grant license, taken in conjunction with the grant in Section 2(b) below, is referred to as the "License." For the purposes of this Agreement, the term "portfolio companies and affiliates" shall mean GreenShift Corporation and any company in which the Licensee or GreenShift Corporation owns more that 15% of the outstanding equity interests.

            (b) Exclusive Grant. Under the terms and conditions hereof, Licensor hereby grants to the Licensee an EXCLUSIVE (except as otherwise limited herein including existing obligations to WMS Enterprises under the Restated License Agreement dated June 30, 2004) license to the Invention, the Patent Rights (including any Foreign Patent Rights), now held or hereafter acquired, to develop, invent, make or have made, use, promote, distribute, sell and sub-license the Invention, and to use and sub-license the Invention, the Patent Rights and the technology and inventions inherent therein for GreenShift Applications involving the GreenShift Advanced Applications, and excluding GreenShift Applications involving the GreenShift Wastes and By-Products, set forth above within the Territory defined below; provided, however, that GreenShift may only sublicense the Invention and Patent Rights and the technology and inventions inherent therein to GreenShift portfolio companies and affiliates and only for so long as they remain portfolio companies and affiliates. Hereinafter the foregoing grant license, taken in conjunction with the grant in Section 2(a) above, is referred to as the "License."

                  (i) Exclusion - Direct Development. The Licensor shall retain the right to directly sell products and/or provide services to third parties for any of the GreenShift Advanced Applications provided that, in any such instance, Licensor shall pay Licensee the royalties on the same basis as the Licensee is obligated to pay Licensor hereunder, as specified in Section 2(d) below.

                  (ii) Exclusion - Other Third Party Licenses. The Licensor shall have the right to enter into license or distribution agreements, on a non-exclusive basis, with a maximum of three (3) third parties per Market Segment listed in Section 1(d) above, provided that, in any such instance the Licensor shall pay Licensee royalties equal to TEN PERCENT (10%) of any royalties paid to Licensor and TWO PERCENT (2%) of any product or service sales revenues paid to Licensor under any such third party license or distribution agreements.

            (c) Territory. The Territory to which this exclusive License applies is the maximum territory possible (the "Territory"); the Licensor, Licensee and Inventor agree and acknowledge that the term "Territory" shall, regardless of context, be construed as broadly as possible.

            (d) Royalties. During the term of this Agreement, for all use by GreenShift of the Inventions, GreenShift shall pay a royalty fee equal to ONE PERCENT (1%) of service revenue or product sale revenue or TWENTY PERCENT (20%) of license revenue deriving from the use or license by GreenShift of the Invention and any and all Developments and Improvements thereto (the "Royalty Fee").

            (e) Manufacturing Rights; License Fee. The Licensee shall have the option of either purchasing the Clean Water Appliance from the Licensor or manufacturing, at its expense, Clean Water Appliances and/or equipment based on the Invention for all GreenShift Applications. If Licensee purchases the equipment from Licensor, Licensor will sell units to Licensee at not greater than a 50% gross margin. If Licensee manufactures the equipment at its own expense, Licensee shall pay Licensor, in addition to the royalty in 2(d) above, a license fee equal to an additional NINE PERCENT (9%) of any resale price of the products sold based on the Invention in the event of product sales, or an additional NINE PERCENT (9%) of any service revenue relating to the Invention in the event of the provision of services based on the Invention to third parties ("License Fee"). For the purposes of this agreement "gross margin" shall mean the difference between the Product Selling Price and Product Cost of Goods Sold. The "Product Selling Price" shall mean the revenue recorded on the accounting records of the selling party for sale of a product under Generally Accepted Accounting Principals (GAAP). The "Product Cost of Goods Sold" shall mean the fully loaded manufacturing cost recorded on the accounting records of the selling party under Generally Accepted Accounting Principals (GAAP).

If Licensee desires to engineer units based on the License, Licensee shall notify Licensor of its engineering and other needs and the best pricing offered to Licensee for such engineering needs and permit Licensor to make a proposal to meet Licensee's needs. Licensor must reply to Licensee's notice within 5 days of the date of such notice, indicating whether Licensor accepts or declines to make such proposal. If Licensor elects to make such proposal, it will submit its proposal within 15 days. Licensee shall be required to use Licensor to engineer units in the event that Licensor makes a proposal and the proposal is at least as good to Licensee as any competing proposal or otherwise at Licensee's reasonable discretion.

In the event that Licensee outsources manufacturing to any unaffiliated person or entity, Licensee agrees that it shall not allow any one vendor to manufacture the Clean Water Appliance or any other product based upon the Invention as a complete unit and will have the Clean Water Appliance or any other product based upon the Invention manufactured in not less than three separate components by not less than three separate vendors and take any and all reasonable measures to prevent one unaffiliated manufacturer from manufacturing the Clean Water Appliance or complete units based on the Invention.

            (f) Assignment to Affiliates Permitted. Except as permitted in this Agreement, the License may not be assigned, or transferred by the Licensee, without Licensor's prior written consent. The consent of Licensor shall not be unreasonably withheld if the License is being transferred to a 15% owned affiliate of Licensee.

            (g) Clear Title. Licensor hereby warrants to the Licensee (i) that it is the owner of the Invention and Patent Rights, free and clear of liens and encumbrances (other than existing obligations to WMS Enterprises, Lancy Water Technologies and S.J. Electro Systems ) and it has full authority and right to grant the License to Licensee, and (ii) that, to the best of its knowledge, neither the Patent Rights, the Invention described in the patent application, nor this License infringe upon the patent, trademark, trade secret, copyright, or other intellectual or proprietary interests or property rights of any person.

            (h) Ownership. Title to and ownership of all proprietary rights in the Invention, the Patent Rights and the technology and inventions inherent therein and all related proprietary information shall at all times remain with Licensor. In the event that Licensee makes a suggestion to Licensor regarding modifications to the Invention, the Patent Rights and the technology and inventions inherent therein, such modifications shall become the sole and exclusive property of Licensor.

            (i) Confidentiality. Licensee agrees that it will use the Invention, the Patent Rights and the technology and inventions inherent therein only for the purposes permitted hereunder, and that during the term of this Agreement and for a period of five (5) years thereafter, it will use the same degree of care in protecting the confidentiality of such information that it uses to protect its own confidential information of like importance, that it will not disclose such information to any person other than its employees, contract employees, agents, accountants and attorneys, except as otherwise permitted by this Agreement. Licensee shall be liable for any disclosure by its employees, contract employees, agents, accountants and attorneys.

3. Markings and Designs

Licensee shall affix to all equipment based on the Invention manufactured by Licensee, in the place and manner approved by Licensor from time to time, the following notice: "Manufactured and distributed under the following licensed
United States Patents: . . . . (followed by a list of applicable United States patent numbers and Foreign Patent numbers included in the Patent Rights or as otherwise instructed by Licensor)."

4. Quality Control

The manufacture and fabrication of all equipment based on the Invention by or on behalf of the Licensee shall adhere to reasonable standards of quality, which shall be presumed acceptable to the Licensor absent their providing written notice to the Licensee detailing quality deficiencies. In order to assure that the Licensee maintains such quality standards and further complies with the marking requirements set forth in paragraph 3 of this Agreement, from time to time during regular business hours, Licensor shall have the right, but not the obligation, to inspect the equipment based on the Invention in the process of manufacture, fabrication or installation, samples of all parts and raw materials used to manufacture or fabricate the equipment based on the Invention, and the site where the equipment based on the Invention is manufactured or fabricated or installed, and if the equipment based on the Invention is not manufactured or fabricated or installed by Licensee, Licensee shall assure that the manufacturer or fabricator or installer affords Licensor such inspection rights.

5. Advertising

The Licensor shall permit, without limitation, Licensee's publishing of photographs and other reproductions of the Clean Water Appliance and the Invention, drawings and specifications included with the relevant patent application, and narrative portions of any work authored by either the Inventor or Licensor or the Licensee relating to or describing the Invention or their uses, including but not limited to descriptions and narratives in any patent application or submittal and in any submission to the United States Patent Office, the United States Environmental Protection Agency or any other governmental (Federal State or Municipal) entity which has jurisdiction over the manufacture, sale, distribution, promotion or use of the Invention. Licensor hereby grants to Licensee a limited, royalty-free license to use any such works of authorship for such purpose within the Territory. Nothing in this License Agreement shall be construed as conferring upon the Licensee any right to include in advertising, packaging or other commercial activities related to the Licensed Patent Rights, any reference to the Licensor, its trade names, trademarks or service marks in a manner that would be likely to cause confusion or to indicate that any product manufactured pursuant to the Licensed Patent Rights is certified by the Licensor.

6. Warranties

Licensor hereby warrants to, or as the case may be covenants with, the Licensee:
(i) that it has full authority and right to grant the License and to enter into and perform its obligations hereunder, (ii) that the Patent Rights are valid, and of a duration limited only by national statutes relating thereto, (iii) that the License is valid (iv) that neither the Invention, nor the Patent Rights, nor Licensee's rights hereunder, are known to infringe upon the patent, trademark, license, or other intellectual property rights of any person, and (v) that no person's activities as of the date hereof are known to infringe upon the Licensor's rights under the Patent Rights. Licensor does not warrant and it will be the responsibility of Licensee to secure all required licenses, approvals, permits, and authorizations necessary, for Licensee to manufacture, sell or distribute equipment based on the Invention for the Permitted Applications contemplated by this License everywhere such equipment based on the Invention are intended to be manufactured, used, sold, or distributed as contemplated by this License.

7. Infringement and Invalidation

            (a) Licensor or Licensee may take appropriate action to protect the integrity of the License and to stop infringement by any other person upon the rights of Licensor and Licensee under the Patent Rights and the rights of Licensee hereunder. Licensor shall have the primary right (but not obligation) to bring legal action against a perceived infringer of the Patent Rights within the Territory and within GreenShift Applications at Licensor's own expense; provided, however, that if Licensor fails to do so, Licensee may do so at Licensee's own expense. In the event either Licensee or Licensor takes any such action, Licensor and Licensee shall cooperate with each other, participating in any litigation initiated as reasonably requested and providing oral and written testimony in connection therewith. If Licensee takes any such action, it shall be entitled to any and all money damages awarded (or received in settlement) as a result of any such infringement.

            (b) In the event the Patent Rights are invalidated in whole by reexamination or reissue proceedings in the U.S. Patent and Trademark Office, or by judgment of a U.S. District Court (which judgment is not over-turned on appeal) and as a result thereof Licensee's right or ability to manufacture, develop, sell, or otherwise deal with the Invention under the terms of this License Agreement is terminated, then Licensee at its sole election shall be entitled to terminate this Agreement without further obligation to Licensor.

8. Payment of the Royalties

So long as Licensee is obligated to pay the Royalty Fee under this License Agreement, the Licensee shall keep an accurate account of all sales, leases, sub-license agreements, and gross revenues for the applicable projects and, within 30 days after the end of each calendar year, render to Licensor yearly gross income statements for the applicable projects to Licensor, including statements of accrued or estimated Royalty Fees payable, and Licensee shall pay to the Licensor the amount of the Royalty Fees payable as and when cash flow permits but no less frequently than annually and no later than forty-five (45) days following each calendar year end. So long as Licensee is obligated to pay the License Fee under this License Agreement, the Licensee shall keep an accurate account of all sales, leases, sub-license agreements, and gross revenues for the applicable projects and, within 30 days after the end of each calendar quarter render to Licensor quarterly gross income statements for the applicable projects to Licensor, including statements of accrued or estimated License Fees payable, and Licensee shall pay to the Licensor the amount of the License Fees payable no later than forty-five (45) days following each calendar quarter. The Licensor shall have the right, at Licensor's own expense and not more often than once in any calendar year, to have an independent certified public accountant acceptable to Licensee examine the books of the Licensee in relation to the applicable projects to verify the Royalty Fees and License Fee statements and Royalty Fees, and License Fees due Licensor pursuant to this License Agreement. If it is determined after such examination that the Licensee owes the Licensor additional fees, the Licensee shall reimburse the Licensor for all costs associated with the examination and collection of funds.

9. Licensee's Operations

In its manufacture and sale of equipment based on the Invention, the Licensee shall comply with all laws, rules, regulations, and orders relating thereto, including but not limited to those relating to product labeling and the exportation and importation of materials and equipment based on the Invention, as the case may be.

10. Licensor's Obligations

In addition to all other obligations of Licensor hereunder, Licensor shall either (i) pay all fees and annuities necessary to maintain the Patent Rights and the Foreign Patent Rights, or (ii) notify Licensee on a timely basis of its intent not to pay such fees or annuities and to provide Licensee a reasonable opportunity to pay such maintenance fees or annuities.

11. Improvements to the Invention

This License shall include future improvements and enhancements in and to the Invention made by or at the instance of the Licensor or the Licensee and/or its affiliates, either individually or collectively (referred to herein as "Developments and Improvements"). So long as Licensee is obligated to pay Royalty Fees under this License Agreement, if the Licensor or the Licensee and/or its affiliates, individually or collectively with others, makes any further improvements or enhancements in the technology which is the subject of this License, or becomes the owner of any new improvements or enhancements either through Patents or otherwise that may improve the Invention, then Licensor or the Inventor shall communicate such improvements and make them available to the Licensee and the Licensee shall have the right to include the same within the scope of the License granted in this Agreement for no additional consideration. If any such Developments and Improvements are made at the instance of the Licensee they shall remain the property of Licensor who shall have the sole right to prepare and submit patent applications for such Developments and Improvements. Licensee agrees that if so requested, Licensee shall cooperate with such patent attorneys as Licensor may designate. If Licensee creates any improvements and enhancements in and to the Invention, the Licensee hereby grants to the Licensor a perpetual, non-exclusive, transferable, sub-licensable, royalty free license to such improvement or enhancement.

12. Term and Termination

            (a) This Agreement and the License shall commence on the date hereof and shall continue until the date which is FIVE (5) years from the date hereof unless terminated earlier as provided herein.

In order to support such License at all times during the term of this Agreement, Licensor shall supply GreenShift with copies of any and all documents indicating its rights to patents, patent applications, trademarks, copyrights, and any and all other related material that substantiates Licensor's ability to grant the License to GreenShift to manufacture and distribute equipment based on the Invention worldwide in any and all domestic and international markets. Further, if Licensee hires engineers or a design firm to design for manufacture by Licensee a product for a GreenShift Application, , upon a written request from GreenShift specifying the GreenShift Application, Licensor shall also provide to Licensee any and all drawings, specifications, and any and all other then-existing material necessary to support manufacture of the product for the GreenShift Application.. Notwithstanding any provision of this Agreement to the contrary, the Invention and the License shall be defined as and shall be deemed to include any and all related trade secrets and confidential information associated with the Invention and any and all improvements or enhancements thereon, and accordingly, all such related trade secrets and confidential information and improvements and enhancements shall also be included within the scope of the Invention and within the scope of the License.

Attached hereto as Exhibit "B" and made a part hereof by reference is a schedule and enumeration of other licenses or other agreements (the "Prior Licenses") which Licensor has previously granted to third parties with respect to the Invention.

            (b) Performance Benchmark. With respect to each specific Market Segment, the Licensee's rights hereunder shall, upon reasonable notice of no less than ninety (90) days, be terminable at will at the option of Licensor in the event that the Licensee, either itself or through its affiliated companies, fails to generate more than $100,000 in revenue in such Market Segment deriving from use of the Invention in that Market Segment during 2008 or any year thereafter.

            (c) If the Licensee at any time defaults in fulfilling any material obligations hereunder, or under any financing agreement between Licensor and Licensee or any Licensee portfolio companies and affiliates, and such default is not cured within thirty (30) days after written notice thereof is given by Licensor to Licensee, Licensor shall have the right to terminate this Agreement and the License by giving written notice of termination to the Licensee.

            (d) Licensor shall have the right to terminate this Agreement and the License by giving written notice of termination to the Licensee in the event of any one of the following, such termination being effective upon receipt of such notice, or five days after such notice is mailed, whichever is earlier: (i) dissolution of the Licensee, (ii) insolvency or bankruptcy of the Licensee, whether voluntary or involuntary, (iii) appointment of a trustee or receiver for the Licensee, or (iv) any assignment by the Licensee for the benefit of its creditors.

            (e) Licensee may terminate this License Agreement at any time for any reason, by giving written notice of termination to the Licensor, such termination being effective upon receipt of such notice, or five days after such notice is mailed, whichever is earlier, and have no further obligation to Licensor after such termination date, and no further rights or license to the Invention, the Patent Rights and the technology and inventions inherent therein hereunder and all sublicenses granted by Licensee shall terminate, with the exception that Licensee must pay the Royalty Fees and License Fees set forth in
Section 2 as long as Revenues continue to be received from the applicable projects and any other amounts due to Licensor under this Agreement or under purchase orders.

            (f) If this Agreement or the License is terminated for any reason, thereafter the Licensee shall not manufacture or sell equipment utilizing the Invention, the Patent Rights and the technology and inventions inherent therein to any person except that for a period of 90 days after termination of the license by Licensor, the Licensee may sell equipment based on the Inventions it has contracted to sell or has manufactured prior to termination and that it has in inventory and, for so long as any contracts between the Licensee and third parties relating to the use of the Invention remain in effect, the Licensee may continue to collect royalty or other income relating to the use of the Invention so long as any and all Royalty Fees and License Fees payable to Licensor are paid pursuant to the terms hereof.

13. Buy-out Option

If Licensor is liquidated as a result of bankruptcy, Licensee shall have an option to pre-pay its royalty obligation under this License Agreement by paying a fixed royalty sum for the License of two hundred and fifty thousand dollars ($250,000). Licensor or its transferee shall be obligated to give Licensee written notice of such transfer, setting forth the date and manner of transfer and the name and address of the transferee, and within Ninety (90) days of receiving such notification of such transfer, Licensee shall notify Licensor and Licensor's transferee of its intent to exercise this prepayment option, and payment of the prepayment amount shall be made within Ninety (90) days after the date of exercise. Upon exercise of this option and tender of the prepayment sum, Licensee's royalty and License Fee payment obligation hereunder shall be deemed satisfied in full, and Licensee shall have no further royalty and License Fee payment obligation under this License Agreement and this Agreement will otherwise remain in effect except that the exclusive license rights granted in the Agreement shall henceforth be non-exclusive.

14. Notices

All notices, requests, demands and other communications under this Agreement shall be given to or be made upon the respective parties as follows:

         If to Licensor:            Ovation Products
                                    395 Dunstable Road
                                    Nashua, New Hampshire 03062
                                    Attn.: President

         If to Licensee:            GreenShift Industrial Design Corporation
                                    111 Howard Blvd., Suite 108
                                    Mount Arlington, New Jersey 07856
                                    Attn: Kevin Kreisler

All notices, requests, demands and other communications given or made in accordance with the provisions of this Agreement (unless otherwise specifically provided for herein) shall be in writing, shall be sent by first class mailing, postage prepaid, Federal Express, United Parcel Service, or other recognized international third party delivery service, and shall be deemed to have been given three (3) days after deposited, postage prepaid, addressed to the parties as specified, with the postal service or permitted third party delivery service.

15. Miscellaneous

            (a) This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

            (b) Licensee may grant sub-licenses to the extent necessary to sell equipment based on the Invention to its customers for Permitted Applications in its Territory, and Licensee's customers shall have the benefit of the License solely for their own use, and manufacturers, fabricators and installers of the equipment based on the Invention specifically for Licensee shall have the benefit of the License solely in connection with their manufacturing, fabrication and installation operations.

            (c) This Agreement shall be considered made in New Hampshire, and it shall be governed by and construed under the laws of the United States of America and New Hampshire. In the event of litigation between the parties pursuant to any term or provision of this Agreement, then the prevailing party in any such litigation shall be entitled to an additional award of its attorneys' fees actually incurred in the course of such litigation.

            (d) During the Term of this Agreement, Licensee shall maintain adequate products liability insurance (as Licensee shall determine) covering its manufacture and sale of the Products providing coverage for damages (and legal defense), and Licensee shall provide coverage for Licensor as additional insureds under such insurance policy.

            (e) This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations, and communications relating to its terms. Accordingly, notwithstanding any provision of this Agreement to the contrary, GreenShift, if it elects to do so, shall be entitled to assign its rights and obligations under this Agreement to its parent company, GreenShift Corporation, or any of its subsidiaries. No amendment or modification of this Agreement shall be binding unless signed by the party against whom enforcement is sought.

            (f) IN NO EVENT WILL LICENSOR'S LIABILITY UNDER THIS AGREEMENT EXCEED THE AGGREGATE AMOUNT OF THE CUMULATIVE LICENSE FEES AND ROYALTY FEES PAID UNDER THIS AGREEMENT AS OF THE DATE THE INDEMNIFICATION OBLIGATION ARISES. IN NO EVENT SHALL LICENSOR BE LIABLE TO LICENSEE FOR ANY LOST OR ANTICIPATED PROFITS, OR ANY SPECIAL, INCIDENTAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES.

            (f) Either party's waiver of any default under this Agreement by the other shall not constitute a waiver of any subsequent or like default or of its right to insist upon strict performance thereof. All remedies of either party shall be cumulative and no choice or remedy shall be deemed an election to the exclusion of any other remedy.


                    [THIS SPACE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


OVATION PRODUCTS

By:      /s/ Robert MacDonald
         --------------------
         Robert MacDonald
         Chief Executive Officer


GREENSHIFT INDUSTRIAL DESIGN CORPORATION

By:      /s/ Kevin Kreisler
         ------------------
         Kevin Kreisler
         Chief Executive Officer

                                    EXHIBIT A

                      DETAILED DESCRIPTION OF THE INVENTION

All patents and patent-applications for which the Licensor has received a Notice of Allowance are attached in this Exhibit A.

PATENT NO.        DATE              TITLE                                                          INVENTOR

US 6,238,524 B1   May 29, 2001    Rotating Plate Heat Exchanger                                 William H. Zebuhr
US 6,261,419 B1   July 17, 2001   Rotating Plate Heat Exchanger                                 William H. Zebuhr
US 6,319,408 B1   Nov 20,2001     System for Processing Waste Water                             William H. Zebuhr
US 6,328,536 B1   Dec 11, 2001    Reciprocating Low Pressure Ratio Compressor                   William H. Zebuhr
US 6,423,187 B1   July 23, 2002   Heat Exchanger Mechanism                                      William H. Zebuhr
US 6,592,338 B2   July 15, 2003   Rotating Compressor                                           William H. Zebuhr
US 6,602,060 B2   Aug 5, 2003     Compressor Employing Piston Ring Check Valves                 William H. Zebuhr
US 6,689,251 B2   Feb 10, 2004    Cycled-Concentration Distiller                                William H. Zebuhr
US 6,802,941 B2   Oct 12, 2004    Distiller Employing Cyclical Evaporative-Surface Wetting      William H. Zebuhr
US 6,846,387 B1   Jan 25, 2005    Rotating Fluid Evaporator and Condenser                       William H. Zebuhr
US 6,908,533 B2   June 21, 2005   Rotating Heat Exchanger                                       William H. Zebuhr

                                    EXHIBIT B

                    PRIOR LICENSES AND EXCLUDED APPLICATIONS


1. Onsite septic market: S.J. Electro Systems, Inc.( Distribution Agreement, Strategic Alliance Agreement, and License Agreement, December 29, 2000) license in the North American onsite septic market and partners planned for the international onsite septic markets.

2. Casting impregnation, surface treatment, industrial washing: Lancy Water Technologies, a subsidiary of Norman Hay, plc.(Distribution Agreement, December 16, 2002)

3. Counter top water distiller: WMS Enterprises (Restated License Agreement, June 30, 2004, and Agreement, June 30,2004)

4. All applications in Japan: Twaine Associates, Inc (Agreement, October 13, 2001 and April 4, 2003).

5. Industrial water polishing and other industrial applications to be finalized: Houghton International (no current license)

6. Any and all applications as specified in the exclusionary language in Sections 2(b)(i) and 2(b)(ii) hereof.

7. Residential incoming water applications: ITT Gould Pump division (no current license), or other, to be negotiated.